STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-5




                                TERMS AGREEMENT



                                                          Dated: April 30, 1998




To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of April 1, 1998 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 1998-5.

Terms of the Series 1998-5 Certificates: Structured Asset Securities Corporation, Series 1998-5 Mortgage Pass-Through Certificates, Class A, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A Certificates and the Class B-1, Class B-2 and Class B-3 Certificates (together with the Class A Certificates, the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-47499.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A Certificates that they be rated "AAA" by each of Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"); that the Class B-1 Certificates be rated "AA" by each of Fitch and S&P; that the Class B-2 Certificates be rated "A" by each of Fitch and S&P; and that the Class B-3 Certificates be rated "BBB" by each of Fitch and S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  April 1, 1998.

Closing Date: 10:00 A.M., New York time, on or about April 30, 1998. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.




                                     LEHMAN BROTHERS INC.


                                     By: /s/ Joseph J. Kelly
                                         _____________________
                                         Name:  Joseph J. Kelly
                                         Title:  Vice President


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By: /s/ Stanley Labanowski
    ________________________
    Name:  Stanley Labanowski
    Title: Authorized Signatory



                                  Schedule 1

                       Initial
                    Certificate       Certificate             Purchase
                     Principal          Interest                Price
Class                Amount(1)            Rate               Percentage

Class A           $209,528,000.00         (2)                101.53125%
Class B-1            2,165,000.00         (4)                101.00000%
Class B-2            1,624,000.00         (5)                100.00000%
Class B-3            1,082,000.00         (5)                 95.00000%

-----------------------
(1)      Approximate.
(2) Interest will accrue on each Class of Certificates at the applicable per annum rate described in the Prospectus Supplement.